UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2011

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

UCDP FINANCE, INC.

(Exact name of Registrant as specified in its charter)

Florida Florida	333-108661-01	59-3128514 42-1581381
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification no.)

1000 Universal Studios Plaza Orlando, FL		32819-7610
(Address of principal executive offices)		(Zip code)

(407) 363-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

A. Limitation on Incorporation by Reference

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD. This Current Report should be read in conjunction with our Annual Report on Form 10-K filed on March 14, 2011.

B. Supplemental Information

On March 15, 2011, Universal City Development Partners, Ltd. (“UCDP”) held a telephonic conference call. During the call, the following information was discussed by Tracey L. Stockwell, UCDP’s Principal Financial Officer.

Thank you, and welcome to our fourth quarter earnings conference call. We are pleased to announce that we set several fourth-quarter records including Total Operating Revenue, EBITDA, Net Income and Paid Attendance. These strong quarterly results helped us to also set several annual records including Total Operating Revenue, EBITDA and Net Income. The overwhelmingly positive reaction from our guests since the opening of The Wizarding World of Harry PotterTM continued into the fourth quarter. As a result, our Paid Attendance during the fourth quarter increased 46% compared to the prior year as both our domestic and international markets experienced significant growth. On a full-year basis, our Paid Attendance was up 20% compared to 2009. These results clearly show the tremendous response that our exciting, new content is receiving.

During the fourth quarter, our Total Operating Revenues increased $160 million, or 81%, as strong guest spending complemented our attendance growth. Combined per capita spending on admission tickets, food and beverage, merchandise and other theme park related items increased 22% compared to the prior year. Per capita spending on admission tickets increased 15% compared to 2009 primarily due to our new ticket offerings and yield management initiatives. Additionally, per capita spending on merchandise and food and beverage increased 47% compared to 2009 primarily due to the introduction of our Harry PotterTM-themed products. Compared to 2009, our Other Revenue category more than doubled during the fourth quarter largely due to revenue growth of $13 million at our travel company in addition to $11 million in higher rent from our on-site hotels. Our travel company continues to benefit greatly from the exclusive vacation packages which feature early admission to the Wizarding World of Harry PotterTM, while the hotel rent benefited from incremental ground rent driven by the hotels’ strong performance.

During the fourth quarter, our Total Costs And Operating Expenses increased by $75 million, or 44%, largely due to our increased volume and new scope. Although our margins improved by almost 6 percentage points compared to the prior year, our Theme Park Cost Of Products Sold increased $20 million due to the increased volume at our merchandise and food and beverage venues. Additionally, costs at our travel company increased $11 million due to higher volume. We incurred $11 million in incremental Theme Park Operations costs primarily associated with The Wizarding World of Harry PotterTM. Additionally, we incurred incremental Depreciation And Amortization expenses of $9 million during 2010 primarily due to the introduction of our Harry PotterTM assets and a depreciation adjustment related to assets previously held for sale. Additionally, we incurred $10 million in higher Special Fee Payable To Universal City Studios Productions And Consultant Fee which is directly attributable to the increase in our Total Operating Revenues. As a result, our Operating Income during the fourth quarter increased $85 million to $115 million compared to 2009, which resulted in a 17-percentage point increase in our operating income percentage. Our Total Other Expenses, Net declined by $24 million as our 2009 results included charges totaling $29 million associated with our refinancing. These charges were partially offset by a land sale gain of $5 million in 2009.

During 2010, our Total Operating Revenues increased $326 million, or 41%, as per capita guest spending increased by 19% complementing our strong attendance growth. Per capita spending on admission tickets increased 16% compared to 2009 primarily due to our new ticket offerings and yield management initiatives. Additionally, per capita spending on merchandise and food and beverage increased 29% compared to 2009 primarily due to the introduction of our Harry PotterTM-themed products. Other Revenue increased by $45 million which was largely attributable to our travel company and hotel rent as mentioned previously.

During 2010, our Total Costs And Operating Expenses increased by $208 million, or 32%, compared to the prior year. Our marketing spend increased $37 million, while Theme Park Operations expenses increased $30 million. Both of these drivers were largely attributable to our new content, which in addition to Harry PotterTM, also included the Hollywood Rip Ride RockitSM coaster which opened in August 2009. We also experienced several volume-related increases including $40 million of higher Theme Park Cost Of Products Sold and $23 million in incremental Special Fee Payable To Universal City Studios Productions And Consultant Fee. Other Costs And Operating Expenses increased by $39 million principally due to volume-related costs at our travel company and credit card fees. As a result, our Operating Income during 2010 increased $118 million to $267 million compared to 2009. During 2010, our Total Other Expenses, Net declined by $7 million as we incurred charges of $29 million in 2009 related to our refinancing. These charges were offset partially by increased Interest Expense of $10 million in 2010 due to the consolidation of our debt at the UCDP level, a land sale gain of $5 million benefiting 2009, and $5 million in income in 2009 related to changes in the value of our interest rate swaps.

During 2010, we produced $350 million in Cash And Cash Equivalents Provided By Operating Activities, which increased $284 million compared to 2009. This favorability is due to several factors including: first, growth in our Net Income of $125 million; second, the 2009 payment of $95 million in deferred special fees to Holdings stemming from our refinancing; and last, changes in working capital which accounted for $69 million of the increase. The improvement in our cash flows from working capital items was primarily due to volume-related increases in Accounts Payable And Accrued Liabilities as well as increases in our Deferred Revenue balance. Cash And Cash Equivalents Used In Investing Activities during 2010 consisted exclusively of capital expenditures. On an accrual basis, we were below our covenant limit for capital expenditures for 2010. Cash And Cash Equivalents Used In Financing Activities was $25 million during 2010 which is principally composed of $9 million in fees to amend our term loan in April 2010, $6 million in payments under our Capital Lease And Financing Obligations, and $9 million in required principal payments under the term loan.

At the end of the fourth quarter we believe we were in compliance with all of our required financial ratios. Additionally, we had $75 million in availability under our revolver and cash of $259 million, while we had $192 million in our restricted payment basket under our bond indentures. We are extremely excited about 2011. The response to The Wizarding World of Harry PotterTM continues to be extraordinary with our year-to-date attendance through February 2011 exceeding the prior year by more than 50%.

C.	Forward-Looking Information

Certain information included in this Current Report on Form 8-K may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give the Registrants’ current expectations or forecasts of future events. All statements other than statements of current or historical fact contained in this Current Report are forward-looking statements. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends, attendance trends and other information that is not historical information. When used in this report, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may” and variations of such words or similar expressions, are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s analysis of operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.

Because these forward-looking statements are subject to numerous risks and uncertainties, our actual results may differ materially from those expressed in or implied by such forward-looking statements. Some of the risks and uncertainties that may cause such differences include, but are not limited to: the risks and uncertainties relating to the global economic downturn and its duration, severity and impact on overall consumer activity; publicity associated with accidents occurring at theme parks; and the additional risks set forth in our Annual Report on Form 10-K as filed with the SEC on March 14, 2011, including those under the heading “Item 1A. Risk factors.” In addition, due to the impact of such risks and uncertainties past results may not be indicative of future performance. There may also be other factors that may cause our actual results to differ materially from those expressed in or implied by any forward-looking statements contained in this report. The Registrants caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K or as of the date of the report or document in which they are contained, and the Registrants undertake no obligation to update such information. The Registrants urge you to carefully review and consider the disclosures made in this Current Report on Form 8-K that attempt to advise interested parties of the risks and factors that may affect their business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

Date: March 15, 2011	By:	/s/ Tracey L. Stockwell
	Name:	Tracey L. Stockwell
	Title:	Principal Financial Officer

UCDP FINANCE, INC.

Date: March 15, 2011	By:	/s/ Tracey L. Stockwell
	Name:	Tracey L. Stockwell
	Title:	Principal Financial Officer